American Safety Insurance Holdings, Ltd.
Reports Net Earnings of $6.9 Million for the Fourth Quarter and
$24.3 Million for the Year Ended December 31, 2009

Book Value Per Share Increased 24.7% Year Over Year

HAMILTON, Bermuda, March 3, 2010 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $6.9 million for the 2009 fourth quarter, compared to a net loss of $8.2 million for the same period in 2008.  Net earnings for the twelve months ended 2009 were $24.3 million, or $2.30 per diluted share, compared to $0.3 million, or $0.03 per diluted share, for the same period of 2008.

Financial Highlights for the quarter and year included:

▪	Book value increased to $26.33 per outstanding share and $25.47 per diluted share, compared to $21.12 per outstanding share and $20.55 per diluted share, at December 31, 2009 and 2008, respectively.
▪	Return on average equity (adjusted for realized and unrealized gains and losses from investments) for 2009 increased to 10.8% from 6.6% in 2008.
▪	Total revenue quarter over quarter and year over year increased more than 6%.
▪	Gross premiums written decreased 9.6% for the quarter and 2.6% for the year.
▪	Net premiums written increased 1.0% for the quarter and decreased 8.4% for the year.
▪	Net investment income increased 3.4% for the quarter and 3.3% for the year.
▪	Cash flow from operations totaled $13.2 million for the quarter and $53.4 million for the year, compared to $30.8 million and $101.0 million, respectively, for the same periods in 2008.
▪	The combined ratio improved to 99.2% for the quarter and 99.4% for the year compared to 115.4% and 106.0%, respectively, for the same periods in 2008.

Fourth Quarter Results

Pre-tax operating income increased to $9.0 million for the 2009 quarter as compared to $0.9 million for the same quarter in 2008 due to improved underwriting results.  The combined ratio for the 2009 quarter was 99.2% with improvements in both the loss ratio and expense ratio.  The loss ratio for the three months ended December 31, 2009 was 55.2% compared to 70.1% for the same period in 2008 while the expense ratio was 44.0% compared to 45.3% in 2008.

Total revenue for the quarter increased 7% to $51.9 million as fee income increased $1.5 million, investment income increased modestly and net realized losses on investments were $0.1 million in the 2009 quarter as compared to $6.0 million in 2008.

Net earnings for the quarter of $6.9 million, or $.65 per diluted share compare to a net loss of $8.2 million or $.80 per diluted share for the 2008 quarter.  The 2009 results include $1.2 million net favorable adjustments to loss reserves comprised of: $5.2 million of favorable development on prior year loss reserves, which was offset, in part, by a $4.0 million increase in 2009 accident year losses primarily to reflect changes in estimated ceded losses recoverable.  Additionally during the fourth quarter the tax provision includes a $0.9 million benefit representing a partial reversal of the valuation allowance established in 2008 relative to deferred taxes associated with the investment portfolio.

For the quarter ended December 31, 2008, the net loss of $8.2 million, or $.80 per fully diluted share, included pre-tax charges of: (a) $6.0 million of realized losses due to other-than-temporary-impairment of investments (b) $3.9 million of net adverse reserve development on prior year loss reserves (c) $1.6 million of reinsurance reinstatement premiums and (d) a $2.5 million increase in the allowance for reinsurance recoverables.

Year End Results

Pre-tax operating income increased 62% to $34.6 million from $21.4 million. The combined ratio for 2009 was 99.4% with improvements in both the loss ratio and expense ratio.  The 2009 loss ratio improved to 57.9% compared to 63.1% in 2008 while the 2009 expense ratio was 41.5% compared to 42.9% in 2008.  The combined ratios reflect net favorable adjustments to loss reserves of $1.2 million in 2009 compared to $5.4 million of net unfavorable loss reserve adjustments in 2008.

Total revenue for the year increased 6% to $204.7 million as fee income increased $2.8 million, investment income increased modestly and net realized gains on investments were $0.2 million in 2009 compared to $14.3 million of net realized losses in 2008.

Net earnings for the year of $24.3 million, or $2.30 per diluted share, includes the fourth quarter reserve changes noted previously, an increase in fee income and an increase in other underwriting expenses due to the write-off of a receivable in the third quarter of 2009. Net earnings for 2008 of $0.3 million, or $.03 per fully diluted share, were impacted by $14.3 million of net realized losses on investments primarily due to other-than-temporary-impairment of investments, $5.4 million of net adverse development from prior year loss reserves and the reinstatement premium and allowance on reinsurance recoverables noted previously.

Comments by Management:

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said; “I am pleased with the improvements in the Company’s expense ratio, loss ratio and return on equity in the face of a competitive insurance market and difficult economy.  We achieved growth in our newer excess and surplus lines products, as well as in shorter tail lines, resulting in a more balanced product portfolio.  Looking to 2010, we expect the market to remain very competitive, and will maintain our focus on underwriting discipline to preserve the integrity of the Company’s balance sheet. Also, given our capital position at year end, we expect A.M. Best to increase our financial size category from A VIII to A IX.”

Conference Call

A conference call to discuss fourth quarter 2009 results is scheduled for Thursday, March 4, 2010 at 9:00 a.m. (Eastern Standard Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Mark W. Haushill	Julie McDonald
mark.haushill@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)
(in thousands except per share data and percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$56,654	$53,678	$216,710	$201,735
Assumed premiums earned	8,131	12,869	35,123	48,089
Ceded premiums earned	(22,518)	(19,959)	(83,316)	(75,353)
Net premiums earned	42,267	46,588	168,517	174,471

Net investment income	7,704	7,450	30,554	29,591
Net realized (losses) gains	(135)	(5,990)	163	(14,348)
Fee income	2,080	615	5,448	2,632
Other income (loss)	7	(16)	51	(24)
Total revenues	$51,923	$48,647	$204,733	$192,322

Expenses:
Losses and loss adjustment expenses	23,324	32,678	97,646	110,146
Acquisition expenses	10,283	12,761	37,203	43,484
Payroll and related expenses	5,818	4,493	22,661	19,891
Other underwriting expenses	4,573	4,440	15,412	13,991
Interest expense	814	793	3,193	3,163
Corporate and other expenses	1,300	766	3,375	153
Total expenses	$46,112	$55,931	$179,490	$190,828

Earnings (loss) before income taxes	5,811	(7,284)	25,243	1,494
Income taxes	(879)	(391)	541	31
Net earnings (loss) before noncontrolling interest	$6,690	$(6,893)	$24,702	$1,463
Net earnings (loss) attributable to the noncontrolling interest	(216)	1,312	377	1,153
Net earnings (loss)	$6,906	$(8,205)	$24,325	$310

Net (loss) earnings per share:
Basic	$0.67	$(0.80)	$2.36	$0.03
Diluted	$0.65	$(0.80)	$2.30	$0.03
Weighted average number of shares outstanding:
Basic	10,323,875	10,274,368	10,307,592	10,459,161
Diluted	10,628,992	10,274,368	10,557,751	10,685,933

Loss Ratio	55.2%	70.1%	57.9%	63.1%
Expense Ratio	44.0%	45.3%	41.5%	42.9%
GAAP combined ratio	99.2%	115.4%	99.4%	106.0%

BALANCE SHEET DATA:			As Of
			12/31/2009	12/31/2008
Total investments			$750,425	$673,739
Total assets			1,147,660	1,026,364
Unpaid losses and loss adjustment expenses			616,444	586,647
Total liabilities			872,148	806,242
Total shareholders’ equity			271,837	217,030

Book value per share			$26.33	$21.12

American Safety Insurance Holdings, Ltd.
Segment Data  (unaudited)
($ Thousands)	Twelve Months Ended Dec 31, 2009
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$116,968	$103,155	$33,397	$(1)	$253,519
Net Premiums Written	89,517	39,036	36,247	(91)	164,709
Net Premiums Earned	91,970	40,612	36,026	(91)	168,517

Underwriting Profit (Loss)	4,640	(110)	(5,176)	(712)	(1,358)

Fee Income	710	4,183	555	-	5,448
Investment Income	21,255	4,563	3,840	896	30,554
Pre-tax Operating Income	26,605	8,636	(781)	184	34,644

Realized Gains (Losses)					163
Interest and Holding Company Expenses					9,564
Income Before Taxes					25,243
Provision for Taxes					541
Income After Taxes					24,702
Earnings from Non-Controlling Interest					(377)
Net Income Attributable to ASIH, Ltd.					$24,325

Loss Ratio	48.1%	60.3%	78.5%	NM	57.9%
Expense Ratio	46.1%	29.7%	34.3%	NM	41.5%
Combined Ratio	94.2%	90.0%	112.8%	NM	99.4%

($ Thousands)	Twelve Months Ended Dec 31, 2008
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$128,103	$79,249	$53,032	$-	$260,384
Net Premiums Written	89,846	43,849	45,913	257	179,865
Net Premiums Earned	92,976	38,695	42,544	256	174,471

Underwriting Profit (Loss)	(6,818)	882	(3,077)	(1,819)	(10,832)

Fee Income	456	1,675	501	-	2,632
Investment Income	21,608	3,849	3,079	1,055	29,591
Pre-tax Operating Income	15,246	6,406	503	(764)	21,391

Realized Gains (Losses)					(14,348)
Interest and Holding Company Expenses					5,549
Income Before Taxes					1,494
Provision for Taxes					31
Income After Taxes					1,463
Earnings from Non-Controlling Interest					(1,153)
Net Income Attributable to ASIH, Ltd.					$310

Loss Ratio	64.2%	50.6%	67.6%	NM	63.1%
Expense Ratio	42.6%	42.8%	38.4%	NM	42.9%
Combined Ratio	106.8%	93.4%	106.1%	NM	106.0%

American Safety Insurance Holdings, Ltd.
Segment Data (unaudited)
($ Thousands)	Three Months Ended Dec 31, 2009
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$31,548	$13,671	$8,069	$(1)	$53,287
Net Premiums Written	25,591	9,477	8,953	(1)	44,020
Net Premiums Earned	23,512	10,178	8,578	(1)	42,267

Underwriting Profit (Loss)	7,311	(2,020)	(5,334)	(712)	(755)

Fee Income	95	1,763	222		2,080
Investment Income	5,360	1,151	968	225	7,704
Pre-tax Operating Income	12,766	894	(4,144)	(487)	9,029

Realized Gains (Losses)					(135)
Interest and Holding Company Expenses					3,083
Income Before Taxes					5,811
Provision for Taxes					(879)
Income After Taxes					6,690
Earnings from Non-Controlling Interest					216
Net Income Attributable to ASIH, Ltd.					$6,906

Loss Ratio	19.6%	79.2%	116.0%	NM	55.2%
Expense Ratio	48.9%	23.3%	43.3%	NM	44.0%
Combined Ratio	68.5%	102.5%	159.3%	NM	99.2%

($ Thousands)	Three Months Ended Dec 31, 2008
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$29,693	$18,663	$10,575	$-	$58,931
Net Premiums Written	19,174	12,829	11,310	257	43,570
Net Premiums Earned	22,539	11,270	12,523	256	46,588

Underwriting Profit (Loss)	(3,105)	(1,367)	(851)	(1,818)	(7,141)

Fee Income	118	433	64	-	615
Investment Income	5,440	969	775	266	7,450
Pre-tax Operating Income	2,453	35	(12)	(1,552)	924

Realized Gains (Losses)					(5,990)
Interest and Holding Company Expenses					2,218
Income Before Taxes					(7,284)
Provision for Taxes					(391)
Income After Taxes					(6,893)
Earnings from Non-Controlling Interest					(1,312)
Net Income Attributable to ASIH, Ltd.					$(8,205)

Loss Ratio	80.5%	36.3%	66.7%	NM	70.1%
Expense Ratio	32.7%	71.9%	39.5%	NM	45.3%
Combined Ratio	113.2%	108.3%	106.3%	NM	115.4%